SUB-ITEM 77C: Submission of Matters to a Vote of Security Holders

A special meeting of shareholders of Credit Suisse Select Equity
Fund, Inc. was held on April 11, 2003. The results of the votes tabulated at the special meeting are reported below.

To elect eight Directors to the Board of Directors:

Richard H. Francis
For	664,993 shares
Witheld	6,043  shares

Jack W. Fritz
For	664,993 shares
Witheld	6,043  shares

Joseph D. Gallagher
For	664,883 shares
Witheld	6,152  shares

Jeffrey E. Garten
For	664,883 shares
Witheld	6,152  shares

Peter F. Krogh
For	664,883 shares
Witheld	6,152  shares

James S. Pasman, Jr.
For	664,883 shares
Witheld	6,152  shares

William W. Priest
For	664,993 shares
Witheld	6,043  shares

Steven N. Rappaport
For	664,993 shares
Witheld	6,043  shares


To Approve a New Investment Advisory Agreement with Credit
Suisse Asset Management, LLC ("CSAM"):
For	662,738 shares
Against	4,217 shares
Abstain	4,080 shares

To Approve the Retention or Payment of Fees Paid or Payable
to CSAM:
For	657,607 shares
Against	8,598 shares
Abstain	4,830 shares

To Modify the Fundamental Investment Restriction on Borrowing
Money:
For	447,768 shares
Against	5,179 shares
Abstain	4,315 shares

To Modify the Fundamental Investment Restriction on Lending:
For	446,062 shares
Against	8,161 shares
Abstain	3,039 shares

To Modify the Fundamental Investment Restriction on Real Estate
Investments:
For	449,412 shares
Against	4,038 shares
Abstain	3,812 shares

To Remove the Fundamental Investment Restriction on Pledging
Assets:
For	430,073 shares
Against	22,783 shares
Abstain	4,406 shares

To Change the Fund's Investment Objective from Fundamental to
Non-Fundamental:
For	446,442 shares
Against	6,485 shares
Abstain	4,335 shares

To Amend the Charter to Allow Involuntary Redemptions:
For	445,299 shares
Against	8,123 shares
Abstain	3,841 shares